Exhibit 99.1

News Release
Contact:	Kevin L. LaLuzerne
(920)-743-5551
Source: Baylake Corp.

Baylake Corp. Reports Financial Results for the Three and Twelve Months ended December 31, 2008

Sturgeon Bay, Wisconsin – (PR Newswire) – March 17, 2009

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported a 2008 fourth quarter net loss of $9.9 million or $1.25 basic and diluted loss per share, as compared to net loss of $0.3 million or $0.04 basic and diluted loss per share, for the fourth quarter of 2007. Return on assets (ROA) and return on equity (ROE) decreased for the quarter ended December 2008 to -3.68% and -52.28%, respectively, compared to -0.12% and -1.64%, respectively, for the same period a year ago.

Baylake Corp.’s commercial and residential real estate loan portfolio reflected deterioration in estimated collateral values and repayment abilities experienced by some of its customers. A provision for loan losses of $13.6 million was recorded in the fourth quarter of 2008. The provision for loan losses charged to earnings was $18.0 million for the year ended December 31, 2008, compared to $9.8 million for the year ended December 31, 2007. Net charge-offs for the quarter ended December 31, 2008 were $12.6 million, or 6.8% of total average loans. At December 31, 2008 and 2007, the allowance for loan losses as a percent of total loans was 1.9% and 1.6% respectively. The ratio of allowance for loan losses to non-performing loans was 30.8% and 31.5% at December 31, 2008 and 2007, respectively. Overall, non-performing loans increased to $44.1 million or 17.3% as of December 31, 2008, compared to $37.6 million at December 31, 2007. Non-performing loans grew $5.9 million or 15.45% compared to the quarter ending September 30, 2008.

“As we stated in our prior 2008 fourth quarter release, fiscal year 2008 was a very challenging year for the bank from a credit perspective,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer. “However, we remain optimistic that once the local and national economies begin to show signs of improvement, our asset quality will improve in a corresponding manner. Baylake Corp. believes the balance of the allowance for loan losses is presently sufficient to absorb probable incurred credit losses at December 31, 2008.”

Total loans equaled $729.1 million as of December 31, 2008, compared to $761.0 million as of December 31, 2007, a decline of $31.9 million or 4.2% from a year earlier and declined $17.5 million in comparison to the quarter ended September 30, 2008. Total deposits decreased $34.4 million, or 3.9%, to $849.8 million as of December 31, 2008 compared to $884.2 million as of December 31, 2007. The decline in deposits was impacted by aggressive competition for deposits as well as commercial customer preference changes of moving balances to collateralized repurchase accounts, which are characterized as borrowings on the bank’s balance sheet.

Baylake Corp.’s investment portfolio grew $2.9 million, or 1.3%, to $225.4 million as of December 31, 2008 compared to $222.5 million as of December 31, 2007. While Baylake Corp.’s investment portfolio has experienced significant declines in market value due to general economic pressures, it does not hold any Fannie Mae or Freddie Mac preferred securities.

Baylake Corp.’s total assets and shareholders’ equity were $1.1 billion and $69.0 million, respectively, at December 31, 2008, compared to $1.1 billion and $80.3 million at December 31, 2007. The decrease in shareholders’ equity was primarily a result of the 2008 loss and the decrease in accumulated other comprehensive income related to a decline in the market value of our investment portfolio. Baylake Corp.’s Tier 1 risk-based capital was 8.47% as of December 31, 2008, compared to 10.07% as of the same date a year earlier. During the first three quarters of 2008, the Corporation and its wholly-owned subsidiary bank, Baylake Bank, were considered well capitalized under the guidelines established by the Board of Governors of the Federal Reserve Bank. During the fourth quarter of 2008, the Corporation and Bank fell below the levels necessary to be considered well capitalized but remain in excess of levels established for adequately capitalized institutions under those guidelines.

Net interest margin equaled 3.15% for the quarter ending December 31, 2008, an increase of 5 basis points in comparison to the quarter ended September 30, 2008 and an 18 basis point decline compared to the 3.33% net interest margin earned during the quarter ended December 31, 2007. Interest rate cuts initiated by the Federal Reserve Board during 2008, combined with competitive local loan pricing and an increased level of non-performing loans have negatively impacted the Bank’s ability to widen net interest margins.

During the fourth quarter of 2008, a $1.9 million other than temporary impairment on an investment security was recorded, significantly contributing to the loss for the period. This impairment related to a loss of market value of an investment held by Baylake Bank in securities of another financial institution. Legal and collection expenses of $0.1 million relating to efforts directed at resolving past due credit relationships, as well as $0.2 million of expenses related to operation of other real estate, significantly impacted net loss for the quarter ended December 31, 2008. Quarterly losses were further increased by write-downs of $2.0 million in valuation of foreclosed properties and $2.0 million of impairment relating to off-balance commitments to commercial borrowers. These write-downs were primarily the result of declining market values of several residential and commercial properties obtained from borrowers in default and held for sale by Baylake Bank and those commercial properties collateralizing off-balance sheet letters of credit. Losses for the quarter ended December 31, 2008 were reduced by $0.4 million in net gains realized on securities sales and $0.5 million awarded to Baylake Bank related to property it previously sold.

“We expect to see significant improvement in our overall performance in fiscal 2009,” said Mr. Cera. “We are hopeful that many costs and losses incurred in fiscal 2008 will not be recurring in the future. In addition, the implementation of several key cost reduction initiatives throughout the organization is anticipated to positively impact our financial performance beginning with the second quarter of 2009.”

Baylake Corp. believes that it has more than adequate resources available to meet its commitments. As of December 31, 2008, Baylake Bank had $49.6 million in established lines of credit with nonaffiliated banks, none of which had been drawn as of that date.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2008 and Form 10-K for the year ended December 31, 2008, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated. The selected financial and other data for the three months ended December 31, 2008 and 2007 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period)	December 31, 2008 (audited)	December 31, 2007 (audited)

	(dollars in thousands, except per share data)

Total assets	$1,062,913	$1,106,616
Investment securities (1)	225,417	222,475
Total loans	729,090	760,951
Total deposits	849,758	884,185
Borrowings (2)	115,269	112,346
Subordinated debentures	16,100	16,100
Stockholders’ equity	68,954	80,262
Non-performing loans (3)	44,054	37,555
Non-performing assets (3)	51,197	42,722
Shares outstanding	7,911,539	7,885,960
Book value per share	$8.72	$10.18

	As of and for the Three Months Ended December 31, (unaudited)		As of and for the Twelve Months Ended December 31, (audited)
Selected Operations Data – UNAUDITED	2008	2007	2008	2007

	(dollars in thousands, except per share data)

Total interest income	$13,420	$17,135	$57,276	$69,668

Total interest expense	6,080	9,270	28,227	38,753

Net interest income	7,340	7,865	29,049	30,915
Provision for loan losses	13,600	3,276	17,961	9,761

Net interest income (loss) after provision for loan losses	(6,260)	4,589	11,088	21,154

Total non-interest income	2,641	2,480	9,257	9,174
Total non-interest expense	12,454	8,213	38,022	32,578

Income (loss) before income taxes	(16,073)	(1,144)	(17,677)	(2,250)

Income tax expense (benefit)	(6,170)	(806)	(7,860)	(2,416)

Net income (loss)	$(9,903)	$(338)	$(9,817)	$166

	As of and for the Three Months Ended December 31, (unaudited)		As of and for the Twelve Months Ended December 31, (audited)
	2008	2007	2008	2007
Per Share Data: (4)
Net income (loss) per share (basic)	($1.25)	($0.04)	($1.24)	$0.02
Net income (loss) per share (diluted)	($1.25)	($0.04)	($1.24)	$0.02
Cash dividends per common share	$—	$0.16	$—	$0.64
Book value per share	$8.72	$10.18	$8.72	$10.18

Performance Ratios: (5)
Return on average total assets	(3.68%)	(0.12%)	(0.91%)	0.02%
Return on average total shareholders’ equity	(52.28%)	(1.64%)	(12.35%)	0.21%
Net interest margin (6)	3.15%	3.33%	3.11%	3.21%
Net interest spread (6)	2.97%	2.94%	2.89%	2.80%
Efficiency ratio (9)	126.14%	79.15%	97.54%	78.93%
Non-interest income to average assets	0.98%	0.91%	0.86%	0.83%
Non-interest expense to average assets	4.63%	3.01%	3.53%	2.96%
Net overhead ratio (7)	3.65%	2.10%	2.67%	2.12%
Average loan to average deposit ratio	87.93%	88.41%	87.18%	91.24%

Average interest earning assets to average interest bearing liabilities	107.25%	110.35%	107.41%	110.58%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	6.04%	4.94%	6.04%	4.94%
Allowance for loan losses to:
Total loans	1.86%	1.56%	1.86%	1.56%
Non-performing loans	30.78%	31.53%	30.78%	31.53%

Net charge-offs to average loans	6.80%	1.01%	2.18%	0.74%
Non-performing assets to total assets	4.82%	3.86%	4.82%	3.86%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	6.49%	7.25%	6.49%	7.25%
Tier 1 risk-based capital	8.47%	10.07%	8.47%	10.07%
Total risk-based capital	9.72%	11.32%	9.72%	11.32%
Leverage ratio	6.68%	8.34%	6.62%	8.34%

Other:
Number of bank subsidiaries	1	1	1	1

Number of banking facilities	28	28	28	28
Number of full-time equivalent employees	315	327	315	327

(1)	Includes securities classified as available for sale.
(2)	Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.
(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.
(5)	With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(8)	The capital ratios are presented on a consolidated basis.
(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.